Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Connect Biopharma Holdings Limited

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value US $0.000174 per share (1)	Rule 457(c) and Rule 457(h)	7,000,000 (3)	$0.78 (5)	$5,460,000 (5)	$153.10 per $1,000,000	$835.93

Equity	Ordinary shares, par value US $0.000174 per share (1)	Rule 457(c) and Rule 457(h)	4,500,000 (4)	$0.78 (5)	$3,510,000 (5)	$153.10 per $1,000,000	$537.38

Total Offering Amounts					$8,970,000		$1,373.31

Total Fee Offsets (6)							$0

Net Fee Due							$1,373.31

(1)

The securities to be registered hereby may be represented by American Depositary Shares, or ADSs, of Connect Biopharma Holdings Limited (the “Registrant”). Each ADS represents one ordinary share, par value of US$0.000174 per share, of the Registrant (“Ordinary Share”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. Registration No. 333-254215).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional securities that may be issued pursuant to the Connect Biopharma Holdings Limited 2021 Stock Incentive Plan (the “2021 Plan”) and the Connect Biopharma Holdings Limited 2024 Employment Inducement Incentive Award Plan (the “Inducement Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Ordinary Shares or ADSs.

(3)	Represents 7,000,000 Ordinary Shares available for future issuance (or that may become available for issuance) under the 2021 Plan.

(4)	Represents 4,500,000 Ordinary Shares available for future issuance under the Inducement Plan.

(5)

This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on June 5, 2025, which date is within five business days prior to filing this registration statement.

(6)	The Registrant does not have any fee offsets.